Exhibit 99.1

Ryman Hospitality Properties, Inc. Announces Plans to Acquire Block 21 in Austin, Texas, From Stratus Properties Inc. for $260 Million

- Premier Mixed-Use Entertainment, Lodging and Retail Complex is Home to Austin’s Iconic ACL Live at the Moody Theater -

NASHVILLE, Tenn. (October 26, 2021) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the Company) announced today it reached an agreement with Stratus Properties Inc. (NASDAQ: STRS) to acquire Block 21, a mixed-use entertainment, lodging, office, and retail complex located in downtown Austin, Texas, for a total purchase price of $260 million, which includes the assumption of approximately $138 million of existing mortgage debt. In addition, Ryman will receive approximately $11 million of existing cash reserves attributable to the assets. Additional information regarding this acquisition is posted to Ryman’s investor relations website. Visit http://ir.rymanhp.com and click Presentations and Transcripts.

The Company also amended its credit agreement with its lenders to allow for the acquisition and the use of borrowings under its revolving credit line to fund the acquisition, so long as after such borrowings the balance of the revolving credit line is at or below $400 million.

Colin Reed, Chairman and Chief Executive Officer of Ryman Hospitality Properties, said, “We are pleased to again have the opportunity to add this one-of-a-kind asset to our growing entertainment portfolio. Much like Nashville, Austin’s leisure and hospitality industry is recovering and is well-positioned for growth in the years ahead. This acquisition allows us to have a meaningful presence in two of the most dynamic music cities in this country and presents many opportunities to showcase the unique music cultures in each city to millions of fans through our Circle TV network.”

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, said, “We have gotten to know the Ryman Hospitality Properties team very well and continue to believe they are the ideal stewards for Block 21 and ACL Live in the future.”

Completed in 2010 and located on an entire city block in Austin’s 2ND Street District, Block 21 is home to the iconic ACL Live at the Moody Theater (ACL Live), a 2,750-seat, state-of-the-art entertainment venue that serves as the filming location for the famed Austin City Limits television series. The Block 21 complex also includes the 251-room W Austin hotel, the 3TEN at ACL Live club and approximately 53,000 square feet of other Class A commercial space.

Reed continued, “We are thrilled for the long-term opportunities to grow our customer base and create quality entertainment experiences for local music lovers and the millions of tourists who visit Austin each year. We love what Beau and the entire Stratus team created with Block 21 and share their vision for the enormous potential it has to become a world-renowned, music-centric hub in the heart of this great city.”

The acquisition is expected to close near the end of the fourth quarter of 2021, subject to customary closing conditions including, but not limited to, consent to the Company’s assumption of the existing mortgage loan by the loan servicer and the consent of the property manager, an affiliate of Marriott, to the Company’s assignment and assumption of the existing management agreement. The Company has capacity to finance the transaction under its revolving credit facility and may use cash on hand, including from any sales under its equity ATM program and will make a determination of funding sources prior to the transaction closing.

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A Note to Ryman Hospitality Properties, Inc. Shareholders: For additional information regarding this acquisition, visit http://ir.rymanhp.com and click on Presentations and Transcripts. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this release.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,412 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint venture with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary. Visit RymanHP.com for more information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the pending acquisition of Block 21, and the Company’s expectations for Block 21 upon the closing of the transaction. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the pending Block 21 acquisition, including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Block 21 acquisition, or result in the termination of the agreement for the Block 21 acquisition; adverse effects on the Company’s common stock because of the failure to complete the Block 21 acquisition; and the Company’s ability to borrow funds pursuant to its credit agreement or otherwise obtain cash to fund the acquisition. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com

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